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                                                                    Exhibit 10.9


[PRI Automation Letterhead]


                                                             March 30, 2001

Mr. Edward Wagner
21620 Southwest Stafford Road
Tualatin, OR  97062

Dear Ed:

         The purpose of this letter is to set forth our agreement regarding your change in status with PRI as you leave the position of Vice President and General Manager of the Factory Systems Division, and begin your new role with PRI Automation, Inc. (the "Company" or "PRI"). THIS AGREEMENT AND THE ANCILLARY AGREEMENTS REFERRED TO IN PARAGRAPH 7 WILL SUPERCEDE ALL OTHER EMPLOYMENT AGREEMENTS WITH YOU ON BEHALF OF PRI. The principal terms of the agreement are outlined below:

1) TITLE. You will cease duties in your current position (Vice President and General Manager, Factory Systems Division, effective March 30, 2001 and begin your new role as Special Assistant to the CEO effective on that date

2) TERM. The term of your employment with the Company will be from March 30, 2001 to May 9, 2002. During this period, you will continue to be an employee of the Company for the purpose of vesting your PRI Automation stock options, unless and except to the extent that the Company's auditors determine that such vesting would create a charge against the Company's income for stock-based compensation. As provided by the PRI stock option plans, you will have a period of thirty (30) days after May 9, 2002, to exercise any vested unexercised options. Since that thirty-day period ends on June 8, 2002, a Saturday, the last day to exercise your options will be Friday, June 7, 2002. Refer to Addendum A for a schedule of your vested and unvested stock options.

3) COMPENSATION. Your compensation during the term of the agreement will be comprised of two components as described below. Payments will be subject to withholding and payroll taxes as required by law.

         3a) COMPENSATION IN RECOGNITION OF PAST CONTRIBUTIONS AS VICE PRESIDENT & GENERAL MANAGER, FACTORY SYSTEMS DIVISION. This compensation will be $238,000 paid in four equal quarterly payments of $59,500 each. These payments will be made on the first payroll date following the close of each fiscal quarter over the next four quarters.

         3b) COMPENSATION FOR ROLE AS SPECIAL ASSISTANT TO THE CEO. During this assignment your compensation will be $1,536.47 bi-weekly until May 9, 2002. In the event that your employment is involuntarily terminated before May 9, 2002, this compensation will continue to be paid until May 9, 2002.

4) BENEFITS. You agree that effective March 30, 2001, you shall cease to participate in any insurance plans (except as noted below), employee stock purchase plan, 401(K) plan or other employee benefit program of the Company. As the sole exception to this provision, in recognition of your past contributions as a key executive of PRI, you may continue, during the term of your employment, to participate in any employee medical and dental insurance programs of the Company in which you now participate, so long as the Company continues to offer these

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         plans. PRI will pay all or part of the premiums applicable to your participation, on the same basis as applies to all participating employees. You have the ability to convert your life insurance and long-term disability coverage to individual policies within 30 days after March 30, 2001 in accordance with the terms of PRI's group policies. Upon termination of this period of employment, PRI or its insurance or health program administrator will communicate with you separately regarding your rights under COBRA to continue your health insurance coverage for a limited period of time following that date.

5) PAYMENT FOR ACCRUED VACATION. As of March 30, 2001, PRI will pay you $42,542.13 as complete settlement of your 318.31 hours of accrued, but unpaid vacation. You agree that such sum is, properly calculated and will constitute a complete discharge of PRI's obligations in this respect. In your new role as Assistant to the CEO, you will be ineligible for vacation benefits.

6) DUTIES. During the term of your employment, you shall have and perform such duties as the CEO and President of PRI shall assign to you from time to time. This shall include, but not be limited to your cooperation on PRI's behalf in the defense against any pending or future legal actions arising during this period, without any charge to PRI except for your reasonable travel and lodging expenses as provided for in the Company's Business Travel Policy. You shall perform your duties at your own home or office or at the premises of the Company, as we may mutually agree. The Company agrees that you may pursue other employment during the term of this agreement, provided that such employment does not breach any other agreement that you may have with the Company (including that identified in the next succeeding paragraph of this letter) or breach any other duties that you may have to the Company, contractual or otherwise

7) ANCILLARY AGREEMENTS. You agree and acknowledge that you continue to be bound by the Employee Patent and Confidential Information Agreement and the Non-Compete/Non-Solicitation Agreement that you signed on July 1, 1997, and August 30, 1997 respectively. Copies of these are attached. You agree that, for purposes of the Non-Compete/Non Solicitation Agreement, your employment shall be deemed to terminate on March 30, 2002, but that your obligations under this agreement will extend for two years beyond that date until March 30, 2004, a one-year extension to the original agreement. At the current time, the companies considered to be on the non-compete list include KLA Tencore, Brooks Automation, Asyst Technologies, Daifuku, Shinko, Murata, Intrabay Automation. PRI reserves the right to update this list at any time over the life of this agreement should changes occur in the competitive landscape. You are also required to inform PRI's President and CEO of any discussions you are conducting with outside companies regarding employment or other assignments during the life of this agreement. The Employee Patent and Confidential Information Agreement remains in effect according to its terms.

8) RETURN OF PRI'S PROPERTY. On or before March 30, 2002, you will return to PRI all documents, tapes, notes and other information and materials (and all copies) in your possession which contain


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         confidential information, whether relating to PRI or any of its customers. You will also return to PRI any and all other documents, tapes, notes and other information or materials (and all copies) in your possession relating to PRI's business or which is the property of PRI. You will also return to PRI any credit cards, telephone credit cards, and the like, which is the property of PRI. You will return to PRI any computer equipment that is the property of PRI after such time as we have no further work for you under your period of employment.

9) RELEASES. You hereby release PRI, its officers, directors, employees, consultants, and agents from any claims that you may have. The preceding sentence shall not apply to any claim arising under or relating to this agreement or to the ancillary agreements referred to in paragraph 7 of this agreement. This letter shall be in complete and final settlement of any and all causes of action or claims that you have had, now have or may now have, from the beginning of time to the date of this agreement, in any way related to or arising out of or in connection with your employment and/or its termination or pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements, including without limitation Massachusetts General Laws c. 151B ("Unlawful Discrimination"), Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act of 1967. In consideration of the pay and benefits that you will receive under this letter agreement, you hereby release, waive and discharge any and all such causes of action or claims against PRI, its subsidiaries and affiliated organizations, and their respective past, present and future directors, officers, agents, employees, successors and assigns, and you hereby agree that neither you nor any of your heirs or personal representatives will ever assert in any forum any such cause of action or claim.

10) CONFIDENTIALITY OF THIS AGREEMENT. You agree not to disclose to any person the existence or substance of this letter agreement, except that you may make such disclosure (a) to your legal and/or financial advisor(s) in connection with obtaining advice regarding this letter agreement, provided that the person(s) to whom such disclosure is to be made is aware of your obligation under this paragraph 9 and agrees to be bound by it and (b) as may be required by law, provided that prior to such action you give PRI notice of the fact that such disclosure is to occur and a brief description of the circumstances requiring such disclosure. You also agree not to disparage PRI; its business, products or plans; or its officers, directors, employees, consultants, or agents, in written or oral communications.

11) EXECUTION. This agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

12) SUCCESSORS, ASSIGNS. This agreement shall be binding upon and inure to the benefit of the legal representatives, heirs, successors, assigns and agents of the parties hereto.

13) ENTIRE AGREEMENT. This agreement, including the ancillary agreements referred to in paragraph 7, constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this agreement.

14) AMENDMENT. This agreement may be amended or modified only by a written instrument executed by both PRI and you.


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15)      GOVERNING LAW. This agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

16) MISCELLANEOUS. No delay or omission by either party in exercising any right under this agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         The captions of the sections of this agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this agreement.

17) REVOCATION PERIOD. You understand and acknowledge that the terms of your employment and PRI's usual severance policies or practices would have provided you less benefits than those that are provided to you under this agreement. For a period of seven (7) days following your execution of this letter agreement, you may revoke your agreement, and this letter agreement shall not become effective or enforceable until this seven (7) day revocation period has expired. No payments provided for by this letter agreement will be made until after this seven-day period has expired without your revoking your agreement.

18) CONSIDERATION PERIOD. In signing this agreement, you acknowledge that you understand its provisions, that your agreement is knowing and voluntary, that you have been afforded a full and reasonable opportunity of at least 21 days to consider its terms and to consult with or seek advice from any attorney or any other person of your choosing, and that you have been advised by PRI to consult with an attorney prior to executing this letter agreement.

If the foregoing accurately sets forth our agreement, please sign and return to me the enclosed copy of this letter.

Sincerely,


PRI AUTOMATION, INC.
By:

/s/ Steven P. Wentzell                            Date:    5/15/01
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Steven P. Wentzell, VP, Human Resources


Accepted and agreed to By:

/s/ Ed Wagner                                     Date:    5/16/01
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Ed Wagner



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